Exhibit 99.1

Contact: Chris Brandon Vice President, Investor Relations chris.brandon@jackinthebox.com 619.902.0269

Jack in the Box Completes its Acquisition of Del Taco

SAN DIEGO, Calif. March 8, 2022 – Jack in the Box Inc. (NASDAQ: JACK) announced today that it has completed its previously announced acquisition of Del Taco Restaurants, Inc. (NASDAQ: TACO) for approximately $585 million. With the close of the acquisition, Jack in the Box and Del Taco are now positioned as stronger QSR players with greater scale and the ability to enhance the guest experience while pursuing profitable growth.

With similar guest profiles, menu offerings and company cultures – both priding themselves on serving guests with unique variety, quality, innovation and value – they are both confident they will unlock significant opportunities for franchisees, employees, investors, and guests alike.

“Today marks an important milestone in our company’s history as we officially welcome Del Taco to the Jack in the Box family,” said Darin Harris, CEO of Jack in the Box. “We have ambitious growth plans for our combined company, and we are excited for the many exciting opportunities ahead. Together, Jack in the Box and Del Taco will benefit from a stronger financial model, gaining greater scale to invest in digital and technology capabilities, and unit growth for both brands.”

John D. Cappasola, Jr., President and CEO of Del Taco, said, “We’re extremely proud to join forces with the Jack in the Box brand and are excited to have found a partner that shares a similar culture and passion for what we do. We expect this transaction will significantly strengthen and grow our beloved brands.”

Under the terms of the Agreement and Plan of Merger, Del Taco stockholders will receive $12.51 per share in cash, and Del Taco’s common stock will cease trading as of today on the NASDAQ and will be delisted.

Jack in the Box Inc.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states and Guam. For more information on franchising opportunities with Jack in the Box, visit JackintheBoxFranchising.com.

About Del Taco Restaurants, Inc.

Del Taco (NASDAQ: TACO) offers a unique variety of both Mexican and American favorites such as burritos and fries, prepared fresh in every restaurant’s working kitchen with the value and convenience of a drive-thru. Del Taco’s menu items taste better because they are made with quality ingredients like freshly grilled chicken and carne asada steak, fresh house-made guacamole, freshly grated cheddar cheese, slow-cooked beans made from scratch, and creamy Queso Blanco.

Founded in 1964, today Del Taco serves more than three million guests each week at its approximately 600 restaurants across 16 states. Del Taco’s commitment to providing guests with the best quality and value for their money originates from cooking, chopping, shredding, and grilling menu items from scratch. For more information, visit www.deltaco.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws.  Forward-looking statements may be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goals,” “guidance,” “intend,” “plan,” “project,” “may,” “will,” “would” and similar expressions.  These statements are based on Jack in the Box’s and Del Taco’s management’s current expectations, estimates, forecasts and projections about their respective businesses and the industry in which they operate.  These estimates and assumptions involve known and unknown risks, uncertainties, and other factors that are in some cases beyond Jack in the Box management’s control.  Those risks, uncertainties and assumptions include, without limitation: the outcome of any legal proceedings that have been or may be instituted against the parties or others following announcement and consummation of the transactions contemplated by the merger agreement; challenges, disruptions and costs of closing, integrating and achieving anticipated synergies, or that such synergies will take longer to realize than expected; risks that the merger and other transactions contemplated by the merger agreement disrupt current plans and operations that may harm the  businesses of Jack in the Box or Del Taco or divert management’s attention from their ongoing business operations; the amount of any costs, fees, expenses, impairments and charges related to the merger; and uncertainty as to the effects of consummation of the merger on the market price of Jack in the Box’s common stock and/or on their respective financial performance.  Additional risks and uncertainties with respect to Jack in the Box and Del Taco are discussed in each company’s respective annual report on Form 10-K and periodic reports on Form 10-Q filed with the SEC, which are available free of charge online at http://investors.jackinthebox.com, in the case of Jack in the Box, and at www.deltaco.com, in the case of Del Taco, as well as on the SEC’s website at www.sec.gov.  Neither Jack in the Box nor Del Taco undertakes any obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.